Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Information

On January 11, 2016, the Company's wholly owned subsidiary, Baichuang Information Consulting (Shenzhen) Co. Ltd ("Baichuang Consulting"), exercised its option to acquire all of the registered equity of the Company's operating subsidiary, Jiangsu Xuefeng Environmental Protection Science and Technology Co., Ltd. ("Jiangsu Xuefeng") from its stockholders Yi Yuan and Li Yuan, who are also the members of the Company's Board of Directors, without any consideration.

Prior to the acquisition, Baichuang Consulting controlled Jiangsu Xuefeng through a series of contractual agreements, which made Jiangsu Xuefeng a variable interest entity (the "VIE"), the effect of which was to cause the balance sheet and operating results of Jiangsu Xuefeng to be consolidated with those of Baichuang Consulting in the Company's financial statements. As a result of the acquisition by Baichuang Consulting of the registered ownership of Jiangsu Xuefeng, the balance sheet and operating results of Jiangsu Xuefeng will hereafter continue to be consolidated with those of Baichuang Consulting as its 100% owned subsidiary.

On August 4, 2016, Baichuang Consulting entered into an agreement with Mr. Li Yuan, the sole shareholder of Linyi County Xuefeng Renewable Resources Utilization Technology Co., Ltd ("Linyi Xuefeng"), to purchase his 100% ownership of Linyi Xuefeng. Mr. Li Yuan is the Chief Executive Officer and one of the main shareholder of the Company. The purchase price was originally to be determined by the audited net assets of the Company as of May 31, 2016, ("payment anticipated to be RMB10,000,000 ($1,500,000 US) in cash and the remaining balance to be paid in the form of common shares of China Xuefeng at 75% of the closing price of the last trading day of the stock delivery").  In any event, the payment method of specific amount and securities shall be separately accounted for and discussed after the audit report is issued.
On October 7, 2016, a supplementary agreement was entered between both parties to finalize the purchase based upon the audited net asset value of Linyi Xuefeng at $ 23,462,612 on May 31, 2016 with the payments to be made in full in stock of the Company at a price of $3 per share. Accordingly, 7,820,871 shares were issued to Mr. Li Yuan. Upon acquisition, Linyi Xuefeng will become a wholly-owned subsidiary of China Xuefeng. The acquisition of Linyi Xuefeng was treated as a combination of entities under common as Mr. Li Yuan was the chief executive officer and major shareholder of both companies. An acquisition of an entity under common control is treated similar to a "pooling of interest."
The following unaudited pro forma condensed consolidated income statements have been derived from the audited consolidated statement of income and comprehensive income of the China Xuefeng Environmental Engineering Inc. and subsidiaries for the year ended May 31, 2016, and the audited statement of income and comprehensive income of Linyi Xuefeng for the year ended May 31, 2016, and such information were adjusted and to reflect to the effect as if the foregoing transactions occurred on June 1, 2015 and for the year ended May 31, 2016.

The following unaudited pro forma consolidated balance sheet has been derived from the audited consolidated balance sheet of China Xuefeng Environmental Engineering Inc. and subsidiaries as of May 31, 2016, and the audited balance sheet of Linyi Xuefeng as of May 31, 2016, and such information were adjusted to reflect the effect as if the foregoing transactions occurred on May 31, 2016.

All of the following financial statements are presented in U.S. dollars.

Unaudited Pro Forma Statements of Operations and Other Comprehensive Income
For the year ended May 31, 2016
(U.S. Dollars)
	China Xuefeng	Linyi
	and subsidiaries	Xuefeng		Debits	Credits	Pro Forma

Sales	$21,287,515	$-				$21,287,515
Lease income	899,579	-				899,579

Total Revenue	22,187,094	-				22,187,094

Cost of Sales	12,116,076	-				12,116,076
Depreciation expense - leased equipment	434,474					434,474
Total cost of goods sold	12,550,550	-				12,550,550

Gross profit	9,636,544	-				9,636,544

Operating expenses
Selling and marketing	1,229,968	-				1,229,968
General and administrative	795,516	498,755				1,294,271

Total operating expenses	2,025,484	498,755				2,524,239

Other Income
Interest income	420,513	-				420,513
Non-operating expense	-	(4,196)				(4,196)
Government Subsidy	-	937,878				937,878

Total Other Income	420,513	933,682				1,354,195

Income before provision for income taxes	8,031,573	434,927				8,466,500
Provision for income taxes	2,038,643	(125,729)				1,912,914

Net income before noncontrolling interests	5,992,930	560,656				6,553,586
Noncontrolling interests	(299,235)	-	B	299,235		-

Net income attributable to controlling interests	5,693,695	560,656				6,553,586

Comprehensive Income:
Net Income	5,992,930	560,656				6,553,586
Foreign currency translation adjustment	(1,805,473)	(687,507)				(2,492,980)

Comprehensive income	4,187,457	(126,851)				4,060,606
Comprehensive income attributable to noncontrolling interests	(235,533)	-	B	235,533		-

Net Comprehensive income attributable to common stockholders	$3,951,924	$(126,851)				$4,060,606

Unaudited Pro Forma Balance Sheet
At May 31, 2016
(U.S. Dollars)
	China Xuefeng	Linyi
ASSETS	and subsidiaries	Xuefeng		Debits		Credits	Pro Forma

Current assets:
Cash	$5,771,831	$140,275					$5,912,106
Accounts receivable	4,172,406	750					4,173,156
Prepaid expenses	88,477	-					88,477

Total current assets	10,032,714	141,025					10,173,739

Fixed assets, net	17,070,774	24,532,523					41,603,297

Other assets:
Prepaid VAT	2,286,570	1,449,005					3,735,575
Prepaid leases and construction	-	5,913,880					5,913,880
Deferred tax assets	-	280,184					280,184
Accounts receivable-non-current	5,907,361	-					5,907,361

Total other assets	8,193,931	7,643,069					15,837,000

TOTAL ASSETS	35,297,419	32,316,617					67,614,036

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	774,668	472,731					1,247,399
Deferred revenue	2,967,016	-					2,967,016
Taxes payable	809,415	1,013					810,428
Loans from stockholders	480,561	8,300,910					8,781,471
Accrued liabilities	85,746	79,351					165,097

Total current liabilities	5,117,406	8,854,005					13,971,411

Security deposit payable	2,794,868	-					2,794,868

TOTAL LIABILITIES	7,912,274	8,854,005					16,766,279

Stockholders' equity:
Common stock, $0.001 par value per share, 75,000,000 shares authorized; 63,020,871 shares issued and outstanding	55,200	-			A	7,821	63,021
Registered capital	-	22,137,020	A	22,137,020			-
Additional paid-in capital	11,389,049	-	A	7,821	A	22,137,020	34,584,997
					B	1,066,749
Statutory reserve fund	1,681,564	161,956					1,843,520
Retained earnings	14,390,964	1,843,067					16,234,031
Other comprehensive income	(1,159,422)	(679,431)			B	(38,959)	(1,877,812)

Stockholders' equity before noncontrolling interests	26,357,355	23,462,612					50,847,757
Noncontrolling interests	1,027,790	-	B	1,027,790			-

Total stockholders' equity	27,385,145	23,462,612					50,847,757

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$35,297,419	$32,316,617					$67,614,036

Adjustments:
A. To reflect China Xuefeng issues 7,820,871 shares to Linyi's original shareholder for the acquisition. Registered captial of Linyi Xuefeng is reclassified into additional paid-in capital.
B. To reflect the removal of VIE structure and Baichuang Consulting became 100% owner of the Jiangsu Xuefeng